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                       FIRST AMENDMENT TO LOAN AGREEMENT

     This FIRST AMENDMENT TO LOAN AGREEMENT is made as of September 28, 1996, by NET 2 L.P., a Delaware limited partnership ("Borrower"), and NATIONSCREDIT COMMERCIAL CORPORATION, a Delaware corporation, successor to Nations Financial Capital Corporation ("Lender").

                                R E C I T A L S:

     A. Borrower and Lender entered into a Loan Agreement dated as of May 31, 1994 (the "Loan Agreement"). Capitalized terms used herein will have the same meanings given them in the Loan Agreement.

     B. Lender has issued, and Borrower has accepted, a commitment letter dated September 23, 1998 (the "Commitment Letter"). Pursuant to the Commitment Letter, Lender has agreed to loan the Borrower an interim loan in the amount of $1,500,000 (the "Interim Loan").

     C. In connection with the Interim Loan, Borrower and Lender desire to enter into certain amendment to the Loan Agreement.

     In consideration of the foregoing and the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower agree as follows:

     1. Amendments to Loan Agreement. The Loan Agreement is amended as follows:

     a.   Recital A is amended by adding subsection (8) following Subsection
          (7):

          "(8) WILSONVILLE, OREGON. A 8.72 acre parcel of land in Wilsonville, Oregon legally described on Exhibit A-9 hereto (the "Wilsonville Land") and the high-tech/flex industrial building located thereon (the "Wilsonville Building"). The Wilsonville Building contains 122,853 square feet of space and parking for 656 cars.

          "The Wilsonville Building and all other ancillary or related buildings, structures and improvements referred to above are collectively referred to herein as the "Wilsonville Improvements". The Wilsonville Land and the Wilsonville Improvements, together with all fixtures, fittings, appliances, apparatus, inventory, supplies, provisions, machinery, furnishings, equipment, furniture or other personal property and any replacements or substitutes now or at any time hereafter located on or used in any way in connection with the operation of the Wilsonville Land or Wilsonville
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    Improvements excluding personal property owned by tenants and Personal property leased by Borrower in accordance with the provisions of this Agreement (the "Wilsonville Personal Property"), are hereinafter sometimes collectively referred to herein as the "Wilsonville Premises"."

    b. Section 2.1 is added by adding the following subsections N. and O. after subsection M.:

             "N. On or before September 28, 1998, a promissory note (the "Interim Note") in the amount of One Million Five Hundred Thousand Dollars ($1,500,000), payable to the order of Lender with interest as provided therein."

             "O. On or before September 28, 1998, a deed of trust encumbering the Wilsonville Premises."

    c.  Section 4.6 is amended by adding the following at the end thereof:

             "4.6 Notwithstanding the foregoing, all of the Net Proceeds from sale of the Seattle Premises will be used to pay a portion of the purchase price of the Wilsonville Premises."

    d.  Section 4.8 is added after Section 4.7:

             "4.8 The Interim Loan will be disbursed to pay a portion of the purchase price of the Wilsonville Premises upon Borrower furnishing Lender with Loan Documents described in Section 2.1 N, 2.1 O, 2.2 C and
        2.2 F and an Acknowledgement and Agreement executed by General Partner. Borrower acknowledges that a disbursement of the Increased Loan, as defined in the Commitment, shall be subject to the satisfaction of
        Section 2.3 of this Agreement and such other conditions are set forth in the Commitment."

    e. Section 7.1 is amended by adding Sections W after Section V, such Sections to read as follows:

             "W. Borrower fails to pay, when due, any installment of interest on the Interim Note or Borrower fails to pay the Interim Note when due."

    f. Section 8.7 of the Loan Agreement is amended by updating the following addresses:

to Borrower:

     Net 2 L.P.
     c/o The LCP Group L.P.
     711 Westchester Avenue
     White Plains, NY 10604
     Attn: E. Robert Roskind

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  with a COPY to:

     Paul, Hastings, Janofsky & Walker LLP
     Thirty-First Floor
     399 Park Avenue
     New York, New York 10022-4697
     Attn: Richard C. Hamlin

  to Lender:

     NationsCredit Commercial Corporation
     187 Danbury Road
     Wilton CT 06897-4079
     Attn: Vice President Commercial Real Estate

  with a copy to:

     NationsCredit Commercial Corporation
     187 Danbury Road
     Wilton CT 06897-4079
     Attn: General Counsel

     2. Representations. In order to induce Lender to enter into this Amendment, Borrower represents and warrants to Lender as follows:

          a. All of the representations and warranties of Borrower in the Loan Agreement and the Loan Documents are true and complete in all material respects.

          b. The Loan Agreement and the Loan Documents are in full force and effect and free from an Event of Default or Default.

          c. The principal amount of the Loan outstanding as of September 1, 1998 is $10,433,306.60, and Borrower has no offsets, defenses or counterclaims with respect thereto.

          d. The execution and delivery by Borrower of this Agreement and the Interim Note, and the performance by Borrower of this Agreement and the Interim Note (i) are within its powers; (ii) have been duly authorized by all necessary partnership action; and (iii) do not conflict with, violate or constitute a default under any law, rule, regulation, decree or judgment applicable to Borrower or any indenture, mortgage, deed of trust, agreement, instrument, contract or other restriction binding on or affecting Borrower.

          e. This Agreement and the Interim Note are the legal, valid and binding obligations of Borrower enforceable in accordance with their terms.

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3.   Miscellaneous.

     a. This Agreement shall be construed according to and governed by the laws of the State of Connecticut.

     b. If any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable, in whole or in part, it will be deemed omitted to that extent and all other provisions of this Agreement will remain in full force and effect.

     c. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns.

     d. Except as amended hereby, the Loan Agreement is and shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed.

                             [EXECUTION PAGE TO FOLLOW]



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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written,

                          NET 2 L.P., a Delaware limited
                          partnership

                          By:  LEPERCQ NET 2 P., a Delaware
                               limited partnership, Its General Partner

                               By:  LEPERCQ NET 2 INC., a Delaware
                                    corporation

                                    By: __________________________
                                        Its President


                               NATIONSCREDIT COMMERCIAL CORPORATION, a
                               Delaware corporation

                               By: ___________________________________
                                   Name:
                                   Title:


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